EXHIBIT 99.1

Contacts: Murray H. Gross	Brett Maas
Chairman & CEO Email: mgross@ushomesystems.com	Hayden IR Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR THIRD QUARTER AND

NINE MONTHS ENDED SEPTEMBER 30, 2011

Revenues Increase 10% to $43.5 Million; Record EPS $0.22

Increases Dividend to $0.02 Per Share

DALLAS, TX, November 10, 2011 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the third quarter and nine months ended September 30, 2011. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom remodeling products, storage organization systems for closets and garages and related accessories.

Third Quarter 2011 Highlights

•

USHS reported revenue of $43.5 million, exceeding guidance of $41 to $42 million and up 10.0% compared to $39.6 million in the third quarter last year. This marks the second-highest quarterly revenues in Company history.

•	USHS reported record earnings per share of $0.22, significantly better than guidance of $0.14 to $0.16 per share and compared to $0.09 per share in the third quarter last year.

•

New orders increased 3.1% to $40.9 million in the third quarter 2011 from $39.7 million in the third quarter last year. The Company’s backlog of uncompleted orders was $21.9 million at September 30, 2011.

Financial Results

For the third quarter, USHS revenues increased 10.0% to $43.5 million as compared to $39.6 million in the third quarter 2010. Net income was $1.6 million or $0.22 per share as compared to $620,000 or $0.09 per share, respectively.

Murray Gross, chairman and chief executive officer, commented, “We once again delivered strong financial results, exceeding our expectations for the third quarter and delivering record profitability. We continued to add to our already strong balance sheet with approximately $13 million in cash and marketable securities and no debt at September 30, 2011.”

Mr. Gross continued, “Revenues increased 10% in the third quarter reflecting higher backlog at the beginning of the period coupled with a faster sale-to-completion cycle time and continued strength in new orders during the quarter. Our new orders in the third quarter were $40.9 million, our third strongest quarter on record. This resulted in record net income, far exceeding our guidance. Our operating margin in the quarter increased to 6.3% from 2.7% of revenues in the third quarter last year. We’re continuing to emphasize cost control and efficiency programs to gain further leverage over fixed overhead costs.”

For the nine months ended September 30, 2011, USHS had revenues of approximately $126.3 million as compared to $107.9 million in the same period last year. Net income was $3.7 million or $0.51 per share as compared to $1.4 million, or $0.20 per share, respectively.

Mr. Gross continued, “In June our Board of Directors approved our first cash dividend reflecting the Company’s long term value and its commitment to promoting long-term investment in our common stock. The Board’s decision to initiate and declare a quarterly dividend was a result of the Company’s strong financial foundation and the Board’s confidence in the Company’s future performance. I am pleased to announce that the Board has authorized our third quarterly dividend, increasing the quarterly dividend from $0.015 per share to $0.02 per share. The dividend is payable December 13, 2011 to stockholders of record at the close of business on November 23, 2011. We believe the payment of dividends will provide us with an additional means of creating value for our stockholders as we continue to pursue growth opportunities.”

Mr. Gross concluded, “Historically our fourth quarter reflects seasonally lower revenues. Accordingly, our guidance for the fourth quarter reflects this seasonality.”

Fourth Quarter and Full Year 2011 Outlook

USHS expects:

•	Revenues in the fourth quarter 2011 of $39 million, compared to $38 million in the fourth quarter 2010 and full year 2011 revenues of $165 million as compared to $146 million last year.

•	Net income in the fourth quarter 2011 of $0.13 per share, compared to $0.10 per share in the fourth quarter 2010 and full year 2011 net income of $0.64 per share, compared to $0.30 per share in 2010.

•	EBITDA in the fourth quarter 2011 of $1.8 million, compared to $1.4 million in the fourth quarter 2010, and full year 2011 of $8.8 million, compared to $4.7 million in 2010.

Conference Call Information

Management of USHS will hold a conference call on November 10, 2011 at 4:30 p.m. ET to discuss its 2011 third quarter financial results. The financial results will be released following the close of trading on November 10, 2011.

Interested parties may access the call by calling 1-877-941-1428 from within the United States, or 1-480-629-9665 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through November 17, 2011, and can be accessed by dialing 1-877-870-5176 (U.S.), 1-858-384-5517 (international), passcode 4483039

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until December 10, 2011 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-tables follow-

USHS REPORTS THIRD QUARTER 2011 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(In thousands, except shares and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$43,505	$39,554	$126,264	$107,869
Cost of remodeling contracts	20,082	19,266	58,289	50,169

Gross profit	23,423	20,288	67,975	57,700

Costs and expenses:
Branch operations	1,712	1,721	5,548	5,760
Sales and marketing	15,688	14,635	46,291	41,119
General and administrative	3,297	2,835	9,785	8,269

Total costs and expenses	20,697	19,191	61,624	55,148

Operating income	2,726	1,097	6,351	2,552
Interest expense	4	18	20	83
Other income (expense)	(4)	(12)	8	(10)

Income before income taxes	2,718	1,067	6,339	2,459
Income tax expense	1,113	447	2,594	1,011

Net income	$1,605	$620	$3,745	$1,448

Net income per common share: basic	$0.22	$0.09	$0.52	$0.20

Net income per common share: diluted	$0.22	$0.09	$0.51	$0.20

Number of weighted-average shares of common stock outstanding – basic	7,245,220	7,136,762	7,218,619	7,136,407

Number of weighted-average shares of common stock outstanding – diluted	7,429,857	7,197,667	7,403,375	7,195,586

Dividends declared per common share	$0.015	$0.00	$0.03	$0.00

USHS REPORTS THIRD QUARTER 2011 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,855,393	$8,027,353
Marketable securities	814,524	802,634
Accounts receivable-trade, net of allowance for doubtful accounts of $143,495 and $28,109	8,523,279	6,168,778
Accounts receivable-other	267,336	729,602
Income tax receivable	112,230	47,383
Commission advances	1,217,932	1,430,869
Inventories	3,459,401	3,816,907
Prepaid advertising and marketing	1,907,306	1,785,555
Prepaid expenses	995,508	809,803
Deferred income taxes	676,499	880,882

Total current assets	29,829,408	24,499,766

Property, plant, and equipment, net	2,110,909	2,362,624
Goodwill	3,589,870	3,589,870
Other assets	797,369	496,413

Total assets	$36,327,556	$30,948,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,266,346	$4,644,331
Accrued wages, commissions, bonuses and vacation	2,540,781	1,995,570
Federal and state taxes payable	1,834,500	1,735,045
Long-term debt, current portion	0	333,333
Other accrued liabilities	617,463	641,256

Total current liabilities	11,259,090	9,349,535
Deferred income taxes	403,630	403,630
Long-term debt, net of current portion	0	555,556
Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,253,161 and 7,192,886 shares issued; 7,253,161 and 7,152,718 shares outstanding at September 30, 2011 and December 31, 2010, respectively	7,253	7,193
Additional capital	14,635,242	14,227,828
Retained earnings	10,022,341	6,494,654
Treasury stock, at cost, 0 and 40,168 shares at September 30, 2011 and December 31, 2010, respectively	0	(89,723)

Total stockholders’ equity	24,664,836	20,639,952

Total liabilities and stockholders’ equity	$36,327,556	$30,948,673